Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heritage Financial Corporation:

We consent to the use of our report dated March 2, 2012, with respect to the consolidated statement of financial condition of Heritage Financial Corporation and subsidiaries as of December 31, 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

December 19, 2013